Exhibit 8
THE VANGUARD GROUP, INC.
DAILY VALUATION AGENCY AGREEMENT
     THIS AGREEMENT, made this __ 22nd ___ day of ___ March ___, 2006_, by and between THE VANGUARD GROUP, INC. (“Vanguard”), a Pennsylvania corporation with its principal place of business in Pennsylvania, and Diversified Investment Advisors _______ (the “Agent”), a __ Registered Investment Advisor with its principal place of business in ______ Purchase, New York____________.
W I T N E S S E T H:
     WHEREAS, Vanguard provides services as transfer agent, dividend disbursement agent, and shareholder servicing agent for the open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that are included in The Vanguard Group of investment companies, as well as Vanguard STAR Funds and Vanguard Institutional Index Fund (each, a “Vanguard Fund” and collectively, the “Vanguard Funds”);
     WHEREAS, the Agent is either (i) a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) an investment adviser registered under the Investment Advisers Act of 1940, as amended, (iii) a bank or trust company which is a member of the Federal Reserve System or is supervised and examined by state or federal authorities having supervision over banks, (iv) an insurance company which is supervised and examined by state authorities having supervision over insurance companies, or (v) a transfer agent or clearing agency registered under the Exchange Act;
     WHEREAS, the Agent provides participant accounting, record-keeping, administrative and/or other services to certain tax-qualified defined contribution plans (each, a “Plan” and collectively, the “Plans”);
     WHEREAS, the Agent has established or will establish individual accounts on its defined contribution plan record-keeping system reflecting all transactions by or on behalf of participants and beneficiaries under each Plan which result in purchases or redemptions by the Plans of shares of the Vanguard Funds;
     WHEREAS, Vanguard has established or will establish accounts on its mutual fund shareholder record-keeping system to reflect the Plans’ ownership of shares of the Vanguard Funds and all transactions by the Plans involving such shares;
     WHEREAS, Vanguard has established an electronic data transmission platform (the “DV Platform”) that permits the electronic transmission of the Plans’ account transaction data between Vanguard and the Agent;
     WHEREAS, Vanguard and the Agent desire to communicate via the DV Platform with respect to transactions by the Plans involving shares of the Vanguard Funds, pursuant to the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

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1. Appointment of the Agent as Agent.
     (a) Authorization of Agent. Subject to any and all limitations set forth in this Agreement, Vanguard, as transfer agent for the Vanguard Funds, hereby appoints the Agent as the limited agent of Vanguard, and the Agent hereby accepts such appointment, to accept on the Vanguard Funds’ behalf orders from or on behalf of the Plans for the purchase, redemption and exchange of shares of the Vanguard Funds. A Vanguard Fund will be deemed to have received a purchase, redemption or exchange order when the Agent accepts the order in accordance with this Agreement. In most instances, a Plan will receive the share price next computed by the Vanguard Fund after the time at which such Plan places its order with the Agent, provided all of the requirements and obligations of the Agent with respect to acceptance and transmission of orders set forth in this Agreement are satisfied.
     (b) Participant-Level Transactions. The purchases, redemptions and exchanges accepted by the Agent pursuant to Section 1(a) above shall be based on: (i) participant-level transactions made by or on behalf of participants and beneficiaries under the Plans which are recorded on the Agent’s defined contribution plan record-keeping system; or (ii) other authorized transaction directions received by the Agent from Plan fiduciaries which are recorded on the Agent’s defined contribution plan record-keeping system. For purposes of this Agreement, “participant-level transactions” shall relate only to defined contribution funds and shall include:
          (i) Any authorized direction to a Plan by or on behalf of any participant to invest contributions in a Vanguard Fund in accordance with the terms and conditions of the Plan and the applicable Vanguard Fund prospectus;
          (ii) Any authorized direction to a Plan to exchange existing amounts held on behalf of any participant or beneficiary to a Vanguard Fund in accordance with the terms and conditions of the Plan and the applicable Vanguard Fund prospectus;
          (iii) Any authorized direction to a Plan to exchange existing amounts invested in a Vanguard Fund on behalf of any participant or beneficiary to any other investment option offered under the Plan in accordance with the terms and conditions of the Plan and the applicable Vanguard Fund prospectus; and
          (iv) Any authorized direction to a Plan on behalf of any participant or beneficiary to pay loan, withdrawal or distribution proceeds to a participant or beneficiary from a Vanguard Fund in accordance with the terms and conditions of the Plan and the applicable Vanguard Fund prospectus.
     (c) Plan Recordkeeping. (i) The Agent shall maintain records for the Plans and for the participants and beneficiaries thereof reflecting all shares of the Vanguard Funds purchased and redeemed by the Plans based on participant-level transactions (including the date and price for all transactions and share balances) and all reinvestments by the Plans of dividends and capital gains distributions paid by the Vanguard Funds. The Agent shall reconcile on each day that the New York Stock Exchange is open for trading (a “Business Day”) all transactions by the Plans involving shares of the Vanguard Funds (including purchases, redemptions, and reinvestments of dividends and capital gains distributions) with the corresponding participant-level transactions on the Agent’s defined contribution plan record-keeping system. It is understood that the Agent’s maintenance of participant-level account records for a Plan is done as the agent for a Plan and not as the agent for Vanguard or any of its affiliates.
          (ii) The Agent shall promptly notify Vanguard if the Agent experiences difficulty in maintaining participant-level records described above in an accurate and complete manner. The Agent agrees to furnish Vanguard with such information as Vanguard may reasonably request from time to time in order for Vanguard to verify the Agent’s compliance with the terms of this Agreement (including, without limitation, periodic certifications confirming the provision of the Agent’s record-keeping services to the Plans in a manner consistent with the terms of this Agreement).

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     (d) No Extension of Agency. Notwithstanding the authorization granted by Vanguard under this Section 1, the Agent shall not be, nor hold itself out to the public or engage in any activity as, an agent for Vanguard in respect of or in connection with the distribution or marketing of shares of the Vanguard Funds.
     (e) Availability of Vanguard Fund Shares. The parties acknowledge and agree that the availability of shares of any Vanguard Fund shall be subject to the Vanguard Fund’s then-current prospectus and statement of additional information, applicable federal and state laws, and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the National Association of Securities Dealers, Inc. (“NASD”).
2. Compliance Responsibilities.
     (a) Vanguard is responsible for (i) the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material prepared by it relating to each Vanguard Fund with all applicable laws, rules and regulations (except for advertising or marketing material prepared by the Agent to the extent any information therein was not published or provided to the Agent by or on behalf of Vanguard or any Vanguard Fund or accurately derived from information published or provided by or on behalf of Vanguard or any Vanguard Fund), (ii) the registration or qualification of the shares of each Vanguard Fund under all applicable laws, rules and regulations, and (iii) the compliance by Vanguard and each Vanguard Fund with all applicable laws, rules and regulations (including the 1940 Act) governing its performance under this Agreement, and the rules and regulations of each self-regulatory organization with jurisdiction over Vanguard or the Vanguard Fund, except to the extent that the failure to so comply by Vanguard or any Vanguard Fund is caused by the Agent’s breach of this Agreement or the Agent’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.
     (b) The Agent is responsible for the Agent’s compliance with all applicable laws, rules and regulations governing its performance under this Agreement, and the rules and regulations of each self-regulatory organization with jurisdiction over the Agent, except to the extent that the Agent’s failure to comply with any law, rule or regulation is caused by Vanguard’s breach of this Agreement, or Vanguard’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.
3. Fees and Expenses.
     (a) Vanguard and the Agent agree that no fees will be paid to, or exchanged or shared between Vanguard and the Agent under this Agreement.
     (b) Each party will pay all of its out-of-pocket expenses incurred in connection with the performance of its obligations under this Agreement, except as may otherwise be specified in this Agreement.
4. Representations and Warranties.
     (a) Vanguard represents and warrants that:
          (i) It has the requisite authority to enter into this Agreement on its own behalf and on behalf of the Vanguard Funds;
          (ii) It has taken all actions legally necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered by its authorized representative and constitutes its legal, valid and binding obligation, enforceable against Vanguard in accordance with its terms;
          (iii) It or an affiliate is in compliance with the applicable conditions and qualifications set forth in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers Regulation. Inc., as

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amended from time to time, which enable a member of the National Association of Securities Dealers, Inc. (“NASD”) to offer or sell shares of the Vanguard Funds;
          (iv) Each Vanguard Fund is a no load or no sales charge fund; and
          (v) Vanguard currently has and at all times pertinent hereto will have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its financial obligations arising under this Agreement, including its obligations under Section 13 of this Agreement.
     (b) The Agent represents and warrants that:
          (i) It is one or more of the following: (A) a broker-dealer registered under the Exchange Act and a member in good standing of the NASD; (B) an investment adviser registered under the Investment Advisers Act of 1940, as amended; (C) a bank or trust company which is a member of the Federal Reserve System or is supervised and examined by state or federal authorities having supervision over banks; (D) an insurance company which is supervised and examined by state authorities having supervision over insurance companies; or (E) a transfer agent or clearing agency registered under the Exchange Act;
          (ii) It has taken all actions legally necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered by its authorized representative and constitutes its legal, valid and binding obligation, enforceable against the Agent in accordance with its terms;
          (iii) All orders for the purchase, redemption and exchange of shares of the Vanguard Funds (“Orders”) which are received by the Agent from a Plan on a Business Day will be transmitted by the Agent to Vanguard by the applicable cutoff time for Order transmission set forth in Section 6(c) of this Agreement;
          (iv) It will not transmit any Order to Vanguard pursuant to this Agreement unless (A) the Agent has received such Order from the Plan prior to the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) on the Business Day immediately preceding the date of transmission, and (B) such Order is for a tax-qualified defined contribution plan;
          (v) It will not permit a Plan or participant to cancel or modify after Market Close on a Business Day any Order received from such Plan or participant prior to Market Close on such Business Day;
          (vi) All Orders transmitted to Vanguard pursuant to this Agreement will have been duly authorized by the applicable Plan;
          (vii) With respect to all Orders transmitted to Vanguard pursuant to this Agreement, the Agent will maintain, or cause to be maintained, records sufficient to document the truth of the representations and warranties set forth in this Section 4(b); such records will be available to Vanguard for inspection promptly upon request;
          (viii) The Agent maintains policies and procedures that are designed to ensure compliance with the requirements of Rule 22c-1 under the 1940 Act, applicable SEC and SEC staff interpretations, and the terms of this Agreement, and the Agent is in compliance with such policies and procedures;
          (ix) The Agent currently has and at all times pertinent hereto will have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its financial obligations arising under this Agreement, including its obligations under Section 13 of this Agreement;

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          (x) In connection with the authorization in Section 1 of this Agreement, the Agent represents and warrants to Vanguard that;
               (A) The Agent has implemented an internal control structure and adopted written internal control procedures that are reasonably designed to prevent and detect on a timely basis Orders received by the Agent after Market Close from being aggregated with Orders received by the Agent before Market Close, and to minimize errors that could result in late transmission of Orders to Vanguard (“Internal Control Procedures”);
               (B) The Agent will review, no less than annually, the adequacy of its Internal Control Procedures and will change and modify them as necessary to maintain their adequacy; and
               (C) Upon request by Vanguard, the Agent will provide Vanguard with a description of its Internal Control Procedures and a certification from the Agent that they are adequate as of the most recent review.
5. Obligations of Vanguard.
     (a) Transactions Subject to this Agreement. Vanguard will accept Orders transmitted by the Agent on behalf of the Plans in accordance with this Agreement. Vanguard will be responsible for processing and executing any such Orders from the Agent in a timely manner.
     (b) Performance of Duties. Vanguard will perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement. Vanguard will maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. Vanguard will conduct each of the foregoing activities in a competent manner and in compliance with (i) all applicable laws, rules and regulations, and (ii) the then-current prospectuses, statements of additional information (“SAIs”), and policies of the Vanguard Funds.
     (c) Accuracy of Information, Transmissions Through and Access to DV Platform. All information provided by Vanguard to the Agent through the DV Platform and pursuant to this Agreement will be accurate and complete. Vanguard will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the DV Platform, and to limit the access to, and the inputting of data into, the DV Platform to persons specifically authorized by Vanguard.
     (d) Trade Date. For all Vanguard Funds, Plan Orders will be accorded a trade date that is the date of receipt of the Order by the Agent from the Plan or participant, subject to the requirements set forth in Section 6 of this Agreement.
     (e) Pricing Information. On every Business Day, Vanguard will transmit by 7:00 p.m., Eastern time, a file identifying each Vanguard Fund’s closing net asset value and public offering price (if applicable) for that day and/or notification of no price for that day, to the Agent via a transmission method mutually agreed to by the parties. Vanguard shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the Vanguard Funds (e.g., natural disasters, etc.). The Agent shall not be entitled to rely on any source of net asset value information other than such transmission by Vanguard.
     (f) Confirmations. Vanguard shall transmit to the Agent by 8:30 a.m. Eastern time on each Business Day a confirmation of any net purchase or redemption Orders for shares of the Vanguard Funds with a trade date of the second preceding Business Day. However, on any Business Day that is the first Business Day of the month, Vanguard shall transmit such confirmation by 11:00 a.m. Eastern time.

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     (g) Monthly Statements. Vanguard shall provide to the Agent by the 15th Business Day of each calendar month a statement or statements for the preceding calendar month reflecting the shares of the Vanguard Funds held by the Plans as of the end of such preceding month and all shareholder-related activities by the Plans in the Vanguard Funds during such preceding month.
6. Obligations of the Agent.
     (a) Performance of Duties. The Agent will perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement. The Agent will maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Agent will conduct each of the foregoing activities in a competent manner and in compliance with all applicable laws, rules and regulations.
     (b) Accuracy of Information, Transmissions Through and Access to DV Platform. All information provided by the Agent to Vanguard through the DV Platform and pursuant to this Agreement will be accurate, complete and in the format prescribed by Vanguard. For each Plan Order, the Agent will provide Vanguard with all information reasonably required by Vanguard to establish and maintain such Order (and any subsequent adjustments to such Order). The Agent will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the DV Platform and to limit the access to, and the inputting of data into, the DV Platform to persons specifically authorized by the Agent.
     (c) Accepting and Transmitting Orders. As provided in Section 1, and in accordance with the procedures set forth below, the Agent will act as the limited agent of Vanguard to receive Orders by the Plans for purchase, redemption and exchange by the Plans of shares of the Vanguard Funds.
          (i) Receipt by the Agent of Participant-Level Transactions. The parties understand and agree that the Agent may receive participant-level transactions in various formats, including directions in writing, by computer magnetic tape, diskette or electronic data transmission, through interactive voice response system, or by any other accepted method for transmitting defined contribution plan data that is adopted for the Plans. All participant-level transactions shall be received and processed by the Agent in accordance with its standard transaction processing procedures that apply to all investment options offered under the Plans. The Agent shall maintain records sufficient to identify the date and time of receipt of all participant-level transactions involving the Vanguard Funds and shall make such records available upon request for examination by Vanguard or its designated representative or, at the request of Vanguard, by appropriate governmental authorities or self-regulatory organizations. Under no circumstances shall the Agent change, alter or manipulate any participant-level transactions received by it in good order.
          (ii) Transmission by the Agent of Orders. Based on the participant-level transactions and other authorized transactions from Plan fiduciaries received by the Agent prior to Market Close on each Business Day, the Agent shall transmit to Vanguard via the DV Platform by 5:00 a.m. Eastern time on the following Business Day a file containing the net purchase or redemption Order, in dollars, by each Plan (or in the aggregate for all Plans, if the parties have agreed in advance) for shares of each Vanguard Fund for the preceding Business Day. Each transmission by the Agent of a net purchase or redemption Order shall constitute a representation by the Agent that such order was based solely on participant-level transactions and other authorized transactions from Plan fiduciaries received by the Agent prior to the Market Close on the previous Business Day, and that such Order included only and all such transactions so received by the Agent. The Agent shall not transmit via the DV Platform a Plan redemption resulting in full liquidation of the Plan’s account in a Vanguard Fund or a balance of less than $100 in the Plan’s account in a Vanguard Fund (a “liquidating redemption”), but instead shall, not later than 4:00 p.m. Eastern time on the trade date, either fax such Order to (610) 669-4480 or call the Agent’s designated Vanguard operations team. Any attempted transmission of a liquidating redemption through the DV Platform will be rejected by Vanguard.

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          (iii) Transmission Format. All transmissions of files by the Agent to Vanguard via the DV Platform shall conform to Vanguard’s specified file formats, which Vanguard shall provide to the Agent within a reasonable time prior to the commencement of transmissions hereunder. Vanguard reserves the right to change the specified file formats at any time, but shall provide the Agent with no less than 30 days’ advance written notice of any such change.
          (iv) Backup Files. The Agent shall maintain daily back-up computer tape files of Orders transmitted to Vanguard under this Agreement, stored in an off-premises location at no cost to Vanguard. The purpose of backup and recovery procedures is to permit Agent file recovery in the event of disruption of normal processing.
     (d) New Accounts. In order to establish a new account in the Vanguard Funds, the Agent will submit account registration information to Vanguard on the Vanguard Institutional Investments Group Account Registration Form. With respect to any omnibus accounts, or any other accounts which the Agent controls, the Agent shall complete master account registration documentation for each taxpayer identification number; that documentation shall apply to all identically registered accounts to which the taxpayer identification numbers apply. The Agent may not transmit any Orders to Vanguard via the DV Platform unless and until the Agent has established the accounts to which such Orders relate as provided herein. As used herein, “new account” means an account with a different registration than any existing account of the Agent.
     (e) Redemption Fees. The Agent agrees that it will, where applicable, track, assess and remit to Vanguard, for the benefit of the relevant Vanguard Funds, redemption fees incurred by Plan participants as a result of transactions in Vanguard Funds, in accordance with the terms of the Redemption Fee Procedures for Agents Servicing Defined Contribution Plans set forth in Exhibit A attached to this Agreement, as such Exhibit may be modified by Vanguard from time to time in its discretion.
     (f) Purchase Fee for Vanguard Emerging Markets Stock Index Fund. The Agent agrees that it will, where applicable, track, assess and remit to Vanguard, for the benefit of Vanguard Emerging Markets Stock Index Fund, purchase fees incurred by Plan participants as a result of transactions in Vanguard Emerging Markets Stock Index Fund, in accordance with the terms of the Vanguard Emerging Markets Stock Index Fund Purchase Fee Procedures for Agents Servicing Defined Contribution Plans set forth in Exhibit B attached to this Agreement, as such Exhibit may be modified by Vanguard from time to time in its discretion.
     (g) Frequent Trading Policy. CHOOSE ONE OF THE FOLLOWING AND INITIAL ON BEHALF OF THE AGENT ON THE APPROPRIATE LINE.

Vanguard Agent	Vanguard Funds’ Frequent Trading Policy. The Agent agrees that it will apply the Vanguard Funds’ frequent trading policy to Plan participants investing in the Vanguard Funds through the Plans, in accordance with the terms of the Frequent Trading Policy Procedures for Agents Servicing Defined Contribution Plans set forth in Exhibit C attached to this Agreement, as such Exhibit may be amended by Vanguard upon reasonable advance written notice to the Agent.

Vanguard X Agent	Agent’s Frequent Trading Policy. The Agent agrees that it will apply the frequent trading policy described in or attached as Exhibit C to this Agreement to Plan participants investing in Vanguard Funds through the Plans, as such Exhibit may be amended by the Agent upon reasonable advance written notice to Vanguard.

Currently Diversified Investment Advisors is monitoring frequent trading activity through our internal Frequent Trading Committee(Policy Attached). Market Timing Detection System programming to handle Vanguards frequent trading policy will be completed and in place by 7/1/06. At that time Diversified will apply the Vanguard Funds’ frequent trading policy.
     (h) Extraordinary Plan Events. The Agent is not authorized to accept as Vanguard’s agent any purchase or redemption of shares in an amount which equals or exceeds the “Large Transaction Amount” for a Vanguard Fund (as specified in Exhibit D attached to this Agreement, as in effect from time to time), where such Order is the result of an “Extraordinary Plan Event” of which the Agent is aware, unless the Agent has notified Vanguard of such Order, by calling the Agent’s designated Vanguard operations team, as soon as practicable on the trade date and in no event later than one hour prior to the Market Close on the trade date. For these purposes, an “Extraordinary Plan Event” shall mean an event outside the normal operation of a Plan such as an entire Plan moving into or out of the Agent’s account with Vanguard or a Plan asset transfer or merger arising from a Plan sponsor’s merger, acquisition or divestiture. In addition, in accordance with the prospectus of each Vanguard Fund, Vanguard reserves the right to refuse any purchase Order which Vanguard, in its sole discretion, deems disruptive or detrimental to the applicable Vanguard Fund. Vanguard reserves the right to revise Exhibit D at any time and will provide 30 days’ advance written notice of such revision to the Agent.
     (i) Delayed or In-Kind Settlement of Certain Redemptions. In connection with any redemption Order that equals or exceeds the applicable Large Transaction Amount for a Vanguard Fund set forth in Exhibit D, Vanguard reserves the right to delay delivery of redemption proceeds for up to seven days, to the extent permitted by applicable law or regulation, or to effect the redemption through an in-kind distribution of securities. Vanguard reserves the right to revise Exhibit D at any time and will provide 30 days’ advance written notice of such revision to the Agent.
     (j) Admiral. Institutional and Institutional Plus Shares
          (i) Admiral Shares. Certain Vanguard Funds identified on Exhibit E attached to this Agreement offer a special share class known as Admiral Shares to qualifying investors. Vanguard agrees to make Admiral Shares available to those Agent accounts with Vanguard, that satisfy the then-current Admiral Shares Eligibility Requirements, as specified in Exhibit E, which may be modified by Vanguard from time to time in its discretion, subject to the conditions set forth below.
               (A) The Agent shall be responsible for ensuring that only those accounts that satisfy the then-current eligibility requirements receive and continue to hold Admiral Shares.
               (B) Upon the request of Vanguard from time to time, the Agent will submit to Vanguard a report listing (1) each Plan that owns Admiral Shares through the Agent, and (2) the amount of each Vanguard Fund’s Admiral Shares held by the Agent for each such Plan (in dollars and shares). This information will be provided separately for each Vanguard Fund and each account maintained by the Agent. All such information will be kept confidential by Vanguard, will not be disclosed to any unaffiliated third party and will be used solely for purposes of monitoring compliance with the eligibility requirements of the Admiral Shares program.
               (C) Vanguard and the Vanguard Funds reserve the right to discontinue availability of Admiral Shares at any time and for any reason without prior notice.

          (ii) Institutional and Institutional Plus Shares. Certain Vanguard Funds identified on Exhibit F attached to this Agreement offer special share classes known as Institutional Shares and Institutional Plus Shares to qualifying investors. Vanguard agrees to make Institutional and Institutional Plus Shares available to those Agent accounts with Vanguard, that satisfy the then-current Institutional Shares or Institutional Plus Shares Eligibility Requirements, as specified in Exhibit F, which Exhibit may be modified by Vanguard from time to time in its discretion, subject to the conditions set forth below.
               (A) The Agent shall be responsible for ensuring that only those accounts that satisfy the then-current eligibility requirements receive and continue to hold Institutional Shares or Institutional Plus Shares, as the case may be.
               (B) Upon the request of Vanguard from time to time, the Agent will submit to Vanguard a report listing (1) each Plan that owns Institutional Shares or Institutional Plus Shares through the Agent, and (2) the amount of each Vanguard Fund’s Institutional Shares and/or Institutional Plus Shares held by the Agent for each such Plan (in dollars and shares). This information will be provided separately for each Vanguard Fund and each account maintained by the Agent. All such information will be kept confidential by Vanguard, will not be disclosed to any unaffiliated third party and will be used solely for purposes of monitoring compliance with the eligibility requirements of the Institutional Shares and Institutional Plus Shares program.
               (C) Vanguard and the Vanguard Funds reserve the right to discontinue availability of Institutional Shares and/or Institutional Plus Shares at any time and for any reason without prior notice.
     (k) Closed Funds. On occasion, Vanguard may close to new or existing investors one or more of the Vanguard Funds (“Closed Funds”) on terms or subject to conditions that may vary from Closed Fund to Closed Fund.
          (i) If, pursuant to the terms of a Closed Fund’s closure, such Closed Fund remains available to Plans investing in the Closed Fund, then from and after the date on which such Closed Fund is closed to new investors (as such date is determined by Vanguard), the Agent will not:
               (A) Open a new account in such Closed Fund, or
               (B) Transmit an Order to purchase shares of such Closed Fund, unless, in either case, the Plan for which such account is opened or Order is transmitted is eligible to invest in such Closed Fund pursuant to the terms of the closure and, if applicable, the aggregate amount invested in the Closed Fund by such Plan during the relevant period does not exceed any maximum investment limitation imposed in connection with the fund closing.
          (ii) If a new account is opened in a Closed Fund or a purchase of shares in a Closed Fund is requested in violation of this Section 6(k), Vanguard shall be authorized to cancel the Order by means of which the new account was opened or the purchase was requested at any time and, in the case of a new account, to terminate the account at any time. Any such cancellation and/or termination shall be on a current-day basis, and Vanguard will return to the Agent the lesser of (A) the amount initially invested in violation of paragraph (i) above or (B) the then-current value of such investment.
     (I) Advance Information. Vanguard will provide the Agent with reasonable notice of any revisions to the Vanguard Funds’ prospectuses and/or SAIs that Vanguard believes would affect the Agent’s performance of its duties and obligations pursuant to this Agreement. In addition, from time to rime, the Vanguard Funds may implement policy changes that affect the Agent’s performance of recordkeeping for a Plan. In order to allow the Agent a reasonable amount of time to make any necessary adjustment to its defined contribution plan record-keeping systems, Vanguard, in its sole discretion, may communicate such policy changes to the Agent before transmitting this information to Vanguard Fund shareholders as a whole (“Advance Information”). The Agent shall treat all Advance Information as confidential pursuant to Section 12 of this Agreement and prior to its being made public by Vanguard, shall use such information solely for systems adjustment purposes. The Agent shall communicate Advance Information to its own directors, officers and employees on a need to know basis, only. Under no circumstances shall the Agent communicate Advance Information to any Plan, its sponsor, trustee or participants, or to anyone else except as expressly permitted in this Section 6(1) or with Vanguard’s prior written consent, until such information becomes publicly available.
     (m) Tax Compliance and Reporting.
          (i) Responsibilities of the Agent. The Agent shall be responsible for obtaining all information necessary in order to assure that all accounts in the Vanguard Funds are established and maintained in compliance with applicable tax laws, rules and regulations. The Agent shall comply in all respects with any and all applicable obligations relating to tax reporting and withholding pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable tax laws, rules and regulations, including without limitation such obligations relating to Plan purchases and redemptions and any participant-level or beneficiary transactions. The Agent shall promptly advise Vanguard or the Vanguard Funds of any matter that may affect the responsibilities of the Vanguard Funds or Vanguard to Plans, participants or beneficiaries pursuant to the Code or other applicable tax laws, rules and regulations. All information that is received by the Agent from the Vanguard Funds or Vanguard for inclusion in Plan, participant or beneficiary tax statements shall be reported to the Plans, participants or beneficiaries, as applicable, accurately, completely and in a timely manner. The Agent also agrees to obtain and maintain and, to the extent necessary, provide to any Vanguard Fund or Vanguard, for each account in a Vanguard Fund, all forms or documents required by applicable laws, rules or regulations with regard to any of the foregoing.
          (ii) Tax Status of the Agent. Upon execution of this Agreement, the Agent will provide Vanguard with a duly completed Internal Revenue Service (“IRS”) Form W-9 (Request for Taxpayer Identification Number and Certification), or any updated or successor form, signed under penalties of perjury. The Agent agrees to notify Vanguard of any changes in its tax status and, as appropriate, to provide Vanguard with a new IRS Form W-9, or any updated or successor form.
          (iii) Survival of Tax Obligations. As the Agent is responsible hereunder for complying with all applicable laws, rules and regulations concerning the proper establishment and continued maintenance of its accounts in the Vanguard Funds, including without limitation, IRS or Code requirements regarding certified tax identification numbers, and compliance with all applicable tax laws, rules and regulations relating to tax reporting and withholding, Vanguard and the Vanguard Funds will not be responsible for compliance therewith. All obligations of the Agent related to such tax compliance, including without limitation, compliance with all notice obligations under IRS or Code requirements and payment of any and all related fines, interest, penalties or tax, shall survive termination of the Agent’s accounts and this Agreement.
          (iv) Settlement Procedures. If the Agent instructs Vanguard or a Vanguard Fund to remit payments other than to the Agent as provided in Section 7(d) of this Agreement and Vanguard or the Vanguard Fund accepts such instructions, the Agent will be responsible hereunder for complying with all applicable tax laws, rules and regulations concerning such payment, including without limitation any tax reporting and withholding obligations under IRS or Code requirements.
     (n) Plan Transactions and Restrictions.
          (i) The Agent agrees that it will provide, not later than five Business Days after receipt of a written request by Vanguard on behalf of a Vanguard Fund, the Taxpayer Identification Number of any or all Plan(s) and or Plan participant(s) and the amount, date, name of investment professional associated with the

Plan or Plan participant (if any), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of such Vanguard Fund held through an account maintained by the Agent during the specific period covered by the request. Unless required by applicable law, rule or regulation, Vanguard and the Vanguard Funds agree not to use the information received under this Section for marketing or any other purpose not related to (A) limiting or reducing abusive trading in shares issued by the Vanguard Funds or (B) collecting purchase or redemption fees (if any).
          (ii) The Agent agrees that it will execute written instructions from Vanguard on behalf of a Vanguard Fund, including instructions to restrict or prohibit purchases or exchanges of Vanguard Fund shares in specific accounts or by or on behalf of specific Plans and/or Plan participants identified by such Vanguard Fund. Any such instructions by Vanguard shall include the Taxpayer Identification Number or equivalent identifying number of the Plan(s) or Plan participant(s) to which the instructions relate and the specific restriction(s) to be executed. The Agent agrees that it will execute any such instructions as soon as reasonably practicable, but not later than five Business Days after receipt of the instructions by the Agent.
7. Settlement.
     (a) Purchase Orders. In the case of a net purchase Order, the Agent shall remit or cause to be remitted to Vanguard the exact amount of funds to cover such Order by Federal Funds wire, received by Vanguard by 4:00 p.m. Eastern time on the Business Day on which the file containing the net purchase Order is transmitted to Vanguard (the “Settlement Date”). If the Agent becomes aware that Vanguard may not receive a required wire transfer prior to the Market Close on the Settlement Date, the Agent will promptly inform Vanguard and will cooperate with Vanguard to ensure that Vanguard receives such payment as soon as reasonably possible. Notwithstanding the immediately preceding sentence, if Vanguard does not receive a required wire transfer or a Federal Reserve Reference Number prior to the Market Close on the appropriate Settlement Date, Vanguard reserves the right to (i) charge the Agent interest on the amount of the delayed wire as provided below or (ii) redeem the shares for which payment has not been received on any Business Day subsequent to the appropriate settlement date if (A) Vanguard has notified the Agent by no later than 12:00 noon Eastern time on the Business Day following the Settlement Date (“S+ 1”) that Vanguard has not received the delayed payment and (B) Vanguard has not received the delayed payment by one hour prior to Market Close on S+1. For purposes of this Section 7, “Federal Reserve Reference Number” shall mean a reference number issued by a Federal Reserve Bank that corresponds to a particular transfer of funds.
     (b) Redemption Orders. In the case of a net redemption Order, Vanguard shall remit to the Agent the exact amount of funds to cover such order by Federal Funds wire, received by the Agent by 4:00 p.m. Eastern time on the appropriate Settlement Date; provided, however, that if a Plan account in a Vanguard Fund is redeemed in full such that it will have a zero balance on the Settlement Date, Vanguard reserves the right to wire the redemption proceeds within the time frame set forth Section 6(i) of this Agreement. If Vanguard becomes aware that the Agent may not receive a required wire transfer prior to the Market Close on the appropriate date, Vanguard will promptly inform the Agent and will cooperate with the Agent to ensure that the Agent receives such payment as soon as reasonably possible. If the Agent does not receive a required wire transfer prior to the Market Close on the appropriate date, Vanguard will pay the Agent interest on the amount of the delayed wire as provided below.
     (c)  Interest on Delayed Payment. In the event that a wire is delayed, the interest owed shall be charged at the Federal Funds “offered” rate as published by The Wall Street Journal and shall accrue on the amount of the delayed payment from the date due until the date paid.

     (d) Wire Instructions.
          (i) Vanguard:

Wire to:	HSBC Bank, New York
FRB ABA 021001088
For Credit to	Account: 000112046
In favor of:	Vanguard Incoming Wire Account
Master Account # or Various Funds
For further credit to:
Daily Valuation Registration Name/Address
          (ii) Agent: Diversified Investment Advisors

Wire to:	FRB ABA #
011001438
For Credit to:	Bank Name Investors Bank And Trust
Account # 58199800
In favor of:	Account Name Diversified Investment Advisors
Registration Name Diversified
Investment Advisors
8. Adjustments.
     (a) Overpayments. In the event that either party makes an overpayment to the other party in connection with a Plan Order, the party that has been overpaid will promptly repay the other party the total amount of such overpayment upon receipt of notice of such overpayment. Notwithstanding the foregoing, if a Plan or Plan participant has received cash in excess of that to which it is entitled, the Agent will, when requested by Vanguard, and to the extent practicable and permitted by law, debit or cause to be debited from the Plan’s account the amount of such excess, but only to the extent of any cash in the account, and repay it to the affected Vanguard Fund. Upon the request of Vanguard, and to the extent practicable, the Agent shall provide Vanguard with the names of Plans or Plan participants and other relevant information concerning the affected accounts to assist Vanguard in the collection of any such excess amount not repaid to the Vanguard Funds.
     (b) Processing Adjustments. Each Business Day the Agent and Vanguard will reconcile their records so that an appropriate number of shares of each of the Vanguard Funds is credited to the Agent’s accounts on behalf of the Plans invested in the Vanguard Funds.
          (i) In the event of any error (other than a Pricing Error, as hereinafter defined) or delay with respect to the procedures outlined in this Agreement that is caused by Vanguard, Vanguard shall make any adjustments on Vanguard’s accounting system necessary to correct such error or delay and shall reimburse the Agent for any losses or reasonable costs incurred directly as a result of the error or delay.
          (ii) In the event of any error or delay in transmitting a Plan Order that is caused by the Agent or any administrator or representative of a Plan, the following provisions will apply:
               (A) Upon receipt from the Agent of documentation sufficient in Vanguard’s sole discretion to establish the details of such Order and the time at which it was received from the Plan or Plan participant by the Agent, Vanguard will correct its records to reflect the Plan Order as transmitted to Vanguard by the Agent; and

               (B) The Agent will promptly reimburse the Plan, Vanguard and the Vanguard Funds for any losses or reasonable costs incurred directly as a result of the error or delay. The Agent agrees that, insofar as Vanguard and the Vanguard Funds are concerned, such losses or reasonable costs will include, at a minimum, any market or administrative costs associated with effecting Plan Orders on an “as of” basis or canceling such Orders.
          (iii) The Agent and Vanguard, respectively, each agree to provide the other prompt notice of any errors or delays of the type referred to in this Section 8(b) and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any costs or losses resulting from such errors or delays.
     (c) Pricing Errors. In the event of an error in the computation of a Vanguard Fund’s net asset value per share which, in accordance with procedures adopted by the Fund’s Board of Trustees consistent with views expressed by the SEC regarding appropriate error correction standards, as shall be in effect or amended from time to time, requires adjustment to Orders previously effected on behalf of a Plan (a “Pricing Error”), Vanguard shall notify the Agent as soon as possible after discovery of the Pricing Error. Such notification may be oral, but shall be confirmed promptly in writing. In such event, Vanguard shall reimburse the affected Vanguard Fund for any loss (without taking into consideration any positive effect of such Pricing Error) and shall make appropriate adjustments to the Agent’s accounts, which adjustments shall net the impact of individual Plan participant gains and losses; this will result in either a net payment to the Agent from Vanguard (in the event of net Plan participant losses) or from the Agent to Vanguard (in the event of net Plan participant gains). In addition, in the event that the Pricing Error causes the Agent to incur any direct costs for re-processing participant accounts under a Plan, such as preparing and mailing revised statements, Vanguard shall reimburse the Agent for all such reasonable costs upon receipt from the Agent of an invoice or other statement documenting such costs in reasonable detail.
9. Contingency Procedures. In the case of any interruptions to the transmission or receipt of Orders through the DV Platform, the Agent will submit Plan Orders to Vanguard in accordance with the contingency procedures set forth in the Contingency Procedures set forth in Exhibit G attached to this Agreement, as in effect from time to time.
10. Vanguard Fund Information.
     (a) Vanguard will supply to the Agent upon request reasonably sufficient supplies of the materials listed below for distribution to fiduciaries, participants and beneficiaries under the Plans who hold Vanguard Fund shares, which distribution shall be arranged by the Agent to occur immediately upon the effective date of the materials or as soon thereafter as practicable:
          (i) All proxy or information statements prepared for circulation to shareholders of record of a Vanguard Fund;
          (ii) Annual and semi-annual reports; and
          (hi) All updated prospectuses, supplements and amendments thereto.
     (b) The Agent will timely deliver, or cause to be delivered, to fiduciaries, participants and beneficiaries under the Plans all Vanguard Fund prospectuses, shareholder reports, and proxy statements and related materials as required by applicable laws, rules or regulations, the rules and regulations of any self-regulatory organization with jurisdiction over the Agent, and/or the Agent’s agreement with the Plan.
     (c) The Agent shall furnish, or shall cause to be furnished, to Vanguard or its designee, each piece of sales literature or other promotional material prepared by or on behalf of the Intermediary in which Vanguard or any Vanguard Fund is named, at least five Business Days prior to its use. The Agent may use such material (i) in fewer than five Business Days if it receives the written consent of Vanguard, or (ii) after five Business Days if Vanguard does not reasonably object to such use within five Business Days after its receipt of such material. No such material shall be used if Vanguard reasonably objects to such use within five Business Days after receipt of such material. With regard to any such sales literature or promotional material furnished by the Agent to Vanguard, the Agent shall bear the sole responsibility for complying with the content, approval, filing, and recordkeeping requirements of NASD Conduct Rule 2210, if and to the extent applicable. Notwithstanding the foregoing, the Agent may use, and Vanguard authorizes the Agent to use, the names or other identifying marks of, and certain information about, Vanguard and the Vanguard Funds in fund fact sheets containing Vanguard Fund-specific data furnished by Vanguard. Vanguard may withdraw the authorization granted in this Section 10(c) as to any particular use of any such name or identifying marks at any time (A) upon Vanguard’s reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Vanguard or a Vanguard Fund, which determination may be due to the availability of updated or modified information regarding a Vanguard Fund or Vanguard, or (B) if any of the Vanguard Funds cease to be available to Plans through the Agent.
11. Use of Parties’ Names; No Publication of Terms.
     (a) Neither Vanguard nor the Agent shall make public the terms and conditions of this Agreement without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if public disclosure of such information is required by law, such consent shall be deemed granted and the party required to disclose such information shall, if practicable, notify the other party prior to such disclosure.
     (b) Except as specifically permitted under this Agreement, without the other party’s prior written consent, neither party to this Agreement shall acquire any right to use, nor shall use, cause or permit use of the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or service marks of the other party, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (i) in any advertising, promotional materials or activities, publicity, press release, customer list, or public or private presentation or promotion; (ii) to express or to imply any endorsement of such party or any of its affiliates or their respective offerings or services; or (iii) in any manner other than expressly in accordance with this Agreement or any other applicable agreement between the parties and/or any of their respective affiliates.
12. Proprietary Information and Privacy. Each party hereto acknowledges that the identities of the other party’s customers (including, with respect to the Agent, for purposes of this Section, Plans and Plan participants), information maintained by such other party regarding those customers (“Customer Information”), and all computer programs and procedures developed by such other party or such other party’s affiliates or agents in connection with such other party’s performance of its duties hereunder constitute the valuable property of such other party. Each party agrees that should it come into possession of any Customer Information, or any other property, of the other party, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property shall use its best efforts to hold such information in confidence and refrain from using, disclosing, or distributing any of such information or other property, except (a) as required or necessary to carry out the obligations imposed by this Agreement, (b) with the other party’s prior written consent, or (c) as required by law or judicial process. Each party agrees to comply, at a minimum, with all applicable privacy laws, including those promulgated pursuant to Title V of the Gramm-Leach-Bliley Act of 1999. Each party agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of and to prevent unauthorized access to or use of, Customer Information. Each party acknowledges that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach, such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction shall deem appropriate. Notwithstanding the foregoing, this Section shall not prohibit either party from utilizing the other party’s Customer Information for any purpose whatsoever, if and to the extent such Customer Information: (i) is or becomes a matter of public knowledge through no fault of such party; or (ii) was in such party’s possession or known by it prior to receipt from such other party; or (iii) was rightfully disclosed to such party by another person without restriction; or (iv) is independently developed by such party without access to such other party’s Customer Information.
13. Indemnification.
     (a) Vanguard. Vanguard will indemnify and hold harmless the Agent, and each of the Agent’s affiliates, divisions, subsidiaries, directors, officers, agents, employees and permitted assigns, against and from any and all losses, damages, costs, charges, payments, claims, liabilities and expenses (including reasonable attorney’s fees) arising out of or attributable to: (i) Vanguard’s lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities relating to this Agreement; (ii) any breach of Vanguard’s representations and warranties contained in this Agreement; and (iii) any breach by Vanguard of a material provision of this Agreement. In addition to the foregoing, Vanguard will be liable for the losses and reasonable costs described in Section 8(b)(i) of this Agreement.
     (b) Agent. The Agent will indemnify and hold harmless Vanguard, the Vanguard Funds, and each of their respective affiliates, divisions, subsidiaries, directors, officers, agents, employees and permitted assigns, against and from any and all losses, damages, costs, charges, payments, claims, liabilities and expenses (including reasonable attorney’s fees) arising out of or attributable to: (i) the Agent’s lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities relating to this Agreement; (ii) any breach of the Agent’s representations and warranties contained in this Agreement; (iii) any breach by the Agent of a material provision of this Agreement; and (iv) Vanguard’s acceptance of any Order from the Agent through the DV Platform. In addition to the foregoing, the Agent will be liable for the losses and reasonable costs described in Section 8(b)(ii) of this Agreement.
     (c) Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereunder (an “Indemnified Party”) with respect to which such Indemnified Party may make a claim against the other party (“Indemnifying Party”) pursuant to this Section 13, then the Indemnified Party will give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party will have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (i) the Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (ii) the Indemnified Party will have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and will cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (iii) the Indemnifying Party will not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.
14. Role and Relationship of the Agent. The parties acknowledge and agree that the services provided by the Agent under this Agreement are not the services of an underwriter, principal underwriter, sub-distributor, or dealer of any Vanguard Fund within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Agreement does not grant the Agent any right to purchase shares of any Vanguard Fund (although it does not preclude the Agent from purchasing any such shares), nor does it constitute the Agent an agent of Vanguard or any Vanguard Fund for purposes of selling shares of any Vanguard Fund to any dealer or the public, except as expressly stated in this Agreement as to the receipt of Orders from or on behalf of Plans. To the extent the Agent is involved directly or indirectly in the purchase of shares of any Vanguard Fund under this Agreement, other than with respect to the acceptance of Orders as described in Section 1(a), such involvement will be as agent of the Plans only.
15. Right to Inspect. With respect to all Orders transmitted to Vanguard pursuant to this Agreement, the Agent will maintain records sufficient to document the truth of the representations and warranties set forth in

Section 4(b) of this Agreement, as well as the performance of the obligations of the Agent set forth in this Agreement. The Agent agrees to promptly furnish Vanguard with such information as Vanguard may reasonably request from time to time in order for Vanguard to verify the Agent’s compliance with the provisions hereof (including, without limitation, periodic certifications confirming such compliance and/or the Agent’s furnishing or making available for Vanguard’s inspection records sufficient to document the Agent’s compliance with this Agreement).
16. Authorized Persons.
     (a) For purposes of this Agreement, the Agent will designate “Authorized Persons” entitled to act on its behalf in connection with this Agreement. “Authorized Person” will mean any officer or employee of the Agent designated by providing Vanguard with the following: (i) a properly certified copy of a corporate resolution reflecting the vote of the Board of Directors of the Agent authorizing the officer or employee, directly or indirectly, to act in connection with this Agreement; and (ii) a specimen signature of such officer or employee. This requirement may be satisfied by the Agent furnishing Vanguard with a completed Vanguard Corporate/Organization Resolution Certificate. Vanguard shall be entitled to act upon all instructions received from such Authorized Persons until it receives and has had a reasonable opportunity to act upon written notice from the Agent that such persons are no longer authorized to act. Vanguard may disregard any instructions not provided by an Authorized Person of the Agent.
     (b) Except as set forth in this Agreement or as otherwise agreed upon in writing by the parties, any communication or instruction made pursuant to this Agreement may be made orally, provided such oral communication is promptly confirmed in writing by facsimile or electronic transmission. The Agent is entitled to rely on any communications or instructions that it reasonably believes were provided to it by Vanguard. Vanguard is entitled to rely on any communications or instructions that it reasonably believes were provided to it by the Agent or its Authorized Persons.
17. Commencement, Amendment and Termination.
     (a) Commencement. Transactions between Vanguard and the Agent pursuant to this Agreement will not commence until both parties have acknowledged in writing that all necessary preliminary testing has been completed.
     (b) Amendment. This Agreement may be modified or amended from time to time by mutual written agreement of the parties; provided, however, that Vanguard in its sole discretion may modify Exhibits D, E, F and G at any time upon 30 days’ advance written notice to the Agent; and provided further, that Vanguard in its sole discretion may modify Exhibits A and B at any time upon 60 days’ advance written notice to the Agent. Exhibit C may be amended by the party whose frequent trading policy is contained therein upon reasonable advance written notice to the other party.
     (c) Termination. This Agreement will continue in effect until terminated by either party by 60 days’ advance written notice to the other. Any such termination will not affect the completion of any pending transactions or obligations, and will not affect the indemnities given under this Agreement. Notwithstanding the foregoing, Vanguard shall have the right to terminate this Agreement at any time without prior notice to the Agent in the event of excessive transactions or other abusive investment practices, as determined by Vanguard in its sole discretion. Upon any such termination, the Agent will immediately refrain from transmitting Orders to Vanguard through the DV Platform.
     18. Non-exclusivity. Each party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

19. Conflicting Agreements. This Agreement (including any Exhibits and Schedules hereto) constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by the Agent and Vanguard, including, without limitation, any prior Daily Valuation Agency Agreement. Nothing contained in this Agreement, however, will be construed to limit or restrict either party’s compliance with any law, regulation or order to which the party is subject, or to prevent the parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties or higher standards of care with respect thereto.
20. Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.
21. Assignment. Neither Vanguard nor the Agent may assign this Agreement without the prior written consent of the other party, and any attempted assignment without such consent will be null and void.
22. Cooperation. The parties agree to cooperate with each other in any recordkeeping or reporting necessary to fulfill any governmental or regulatory requirement. In addition, the Agent agrees to provide Vanguard with any of the records described in Section 4(b)(vii) promptly upon Vanguard’s request.
23. Governing Law. This Agreement will be governed by and its provisions will be construed in accordance with the internal laws of the Commonwealth of Pennsylvania.
24. Severability. If any provision of this Agreement is held to be invalid, the remaining provisions of this Agreement will continue to be valid and enforceable.
25. Waiver. The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion will not be considered a waiver nor will it deprive such party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.
26. Notices. Any notice required or permitted hereunder will be in writing and will be given by personal service, mail or facsimile to the other party at the address set forth below (or such other address as the other party may specify by written notice to the first party). Notice will be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first, at:

Vanguard:	The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, PA 19355
Attention: Principal, Institutional Asset Management Operations
Fax No.: (610) 669-4637

Copy to:	The Vanguard Group, Inc.
Legal Department, V26
100 Vanguard Blvd.
Malvern, PA 19355
Attention: Pauline C. Scalvino
Fax No.: (610) 640-1371

Agent:	Diversified Investment Advisors
4 Manhattanville Road
Purchase, NY 10577
Attention David Stavola (914)697-8599

27. Anti-Money Laundering Policies. To the extent applicable, the Agent agrees to comply with all anti-money laundering statutes, rules, regulations and guidance of government and/or self-regulatory organizations, including but not limited to, cash and suspicious activity reporting and recordkeeping requirements, and customer identification program requirements, as well as creation and implementation of policies, procedures and internal controls in order to ensure compliance. The Agent agrees that it will take reasonable steps to monitor investor transactions to identify currency, cash equivalents, possible money laundering and other suspicious activity and to report to government authorities reportable currency transactions, and where appropriate, suspicious activity.
28. Force Majeure. In the event a party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of terrorism, strikes, equipment failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages resulting from such failure to perform or otherwise from such causes.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date first written above.

THE VANGUARD GROUP, INC.
/s/ John M. Haines
By: John M. Haines
Title:	Principal

AGENT Diversified Investment Advisors, Inc.
/s/ Joe Carusone
By: Joe Carusone
Title:	Vice President- Accounting

EXHIBIT A
REDEMPTION FEE PROCEDURES FOR AGENTS
SERVICING DEFINED CONTRIBUTION PLANS
A. Redemption Fee Procedures
     1. Beginning on the effective date of this Agreement or a date mutually agreed by the parties, the Agent will assess a redemption fee on shares of each Vanguard Fund specified below redeemed by a Plan participant by means of an exchange out of the Vanguard Fund within the specified holding period after purchase of such shares by the Plan participant by means of an exchange into the Vanguard Fund (the “Redemption Fee”). For purposes of tracking and assessing the Redemption Fee, all Plan participant acquisitions of Vanguard Fund shares as a result of (a) an exchange into the Vanguard Fund, (b) a participant-initiated asset transfer within a Plan, or (c) a participant-initiated rollover shall be considered “purchases” (a “Purchase”), and all Plan participant dispositions of Vanguard Fund shares as a result of an exchange out of the Vanguard Fund shall be considered “redemptions” (a “Redemption”). For purposes of these procedures, “exchange out” means a transaction in which proceeds from a redemption of Vanguard Fund shares in a Plan are used to purchase another investment offered within the Plan.
     2. The Redemption Fee holding period begins at the date of the Purchase, and the Redemption Fee will be charged on Redemptions that occur before the end of the Vanguard Fund’s holding period. In determining whether and to what extent the Redemption Fee applies to any particular Redemption, a participant’s shares that are exempt from the Redemption Fee are redeemed first. The Agent shall then use a first-in first-out method of accounting for Purchases and Redemptions, meaning that a participant’s oldest shares are redeemed prior to more recently acquired shares.
     3. The following transactions will not be considered Purchases or Redemptions, as applicable, for purposes of these Redemption Fee Procedures:
(a)	Purchases of Vanguard Fund shares with Plan participant payroll or employer contributions:

(b)	Distributions, loans, and in-service withdrawals from Plans;

(c)	Redemptions or transfers of shares as part of a Plan termination or at the direction of a Plan;

(d)	Purchases of shares by reinvestment of dividends or capital gain distributions;

(e)	Rollovers to individual retirement accounts (IRAs);

(f)	IRA conversions and recharacterizations;

(g)	Re-registrations of shares within the same Vanguard Fund;

(h)	Conversions from one share class to another in the same Vanguard Fund;

(i)	Transactions in Section 529 College Savings Plan accounts; and

(j)	Redemptions of shares to pay fund or account fees.
     4. Reallocation and rebalancing transactions completed by Plan participants, investment advisors, or investment advisory services will not be exempt from Redemption Fees.
     5. Vanguard Fund Redemption Fee holding periods shall be calculated using calendar dates and shall include trade dates.
     6. The Agent shall be responsible for the calculation and remittance of the correct amount of Redemption Fees.
     7. The Redemption Fee shall be withheld from the redemption proceeds of each Redemption of Vanguard Fund shares, and shall be remitted to Vanguard monthly, or more frequently as the parties shall agree, as follows. Redemption Fees due as a result of transactions processed during each calendar month shall be accumulated and remitted via federal Funds wire received by Vanguard no later than 4:00 p.m. Eastern time on the fifth Business Day of the following calendar month in accordance with the wiring instructions below:

Wire to:	Wachovia Bank NA Avondale, PA
ABA:	031201467
For Credit to:	Vanguard Cash Mgt. Disbursements Account
Account Number:	2000006155708
     8. On the same Business Day as each wire transfer of Redemption Fees, the Agent shall deliver an Excel spreadsheet via e-mail to redemptionfees@vanguard.com indicating the allocation among the Vanguard Funds of the fees remitted, which shall include the following information:

➢	Vanguard Fund number
➢	Vanguard Fund name
➢	CUSIP
➢	Dollar amount of the Redemption Fee assessed for each Vanguard Fund
Each such e-mail shall include the name and telephone number of an Agent contact for purposes of any questions regarding the Redemption Fees remitted.
     9. The Agent agrees to furnish Vanguard with such information as Vanguard may reasonably request from time to time in order for Vanguard to verify the Agent’s compliance with the terms of these procedures, including, without limitation, periodic certifications confirming such compliance. The Agent shall maintain records sufficient to identify the date and time of receipt of all Purchase and Redemption transactions resulting in Redemption Fees and shall make such records available upon request for examination by Vanguard or its designated representative or, at the written request of Vanguard, by appropriate governmental authorities or self-regulatory organizations.
B. Vanguard Funds that Charge Redemption Fees*

		Redemption Fee	Holding Period
		(applies to all listed	(applies to all listed
Fund Name	Fund Number	share classes)	share classes)
Vanguard Capital Opportunity Fund	0111 (Investor Shares)	1%	Less than 1 year
	5111 (Admiral Shares)
Vanguard Consumer Discretionary Index Fund	5483 (Admiral Shares)	2%	Less than 1 year
Vanguard Consumer Staples Index Fund	5484 (Admiral Shares)	2%	Less than 1 year
Vanguard Convertible Securities Fund	0082 (Investor Shares)	1% (effective 9/15/2005)	Less than 1 year
Vanguard Developed Markets Index Fund	0227 (Investor Shares)	2%	Less than 2 months
Vanguard Emerging Markets Stock	0533 (Investor Shares)	0.5%	All redemptions
Index Fund (see Exhibit B for purchase fee information)	0239 (Institutional Shares)
Vanguard Energy Fund	0051 (Investor Shares)	1%	Less than 1 year
	0551 (Admiral Shares)
Vanguard Energy Index Fund	5480 (Admiral Shares)	2%	Less than 1 year
Vanguard European Stock Index Fund	0079 (Investor Shares)	2%	Less than 2 months
	0579 (Admiral Shares)
	0235 (Institutional Shares)
Vanguard Financials Index Fund	5486 (Admiral Shares)	2%	Less than 1 year
Vanguard Health Care Fund	0052 (Investor Shares)	1%	Less than 1 year
	0552 (Admiral Shares)
Vanguard Health Care Index Fund	5485 (Admiral Shares)	2%	Less than 1 year
Vanguard High-Yield Corporate Fund	0029 (Investor Shares)	1%	Less than 1 year

		Redemption Fee	Holding Period
		(applies to all listed	(applies to all listed
Fund Name	Fund Number	share classes)	share classes)
	0529 (Admiral Shares)
Vanguard Industrials Index Fund	5482 (Admiral Shares)	2%	Less than 1 year
Vanguard Information Technology Index Fund	5487 (Admiral Shares)	2%	Less than 1 year
Vanguard Institutional Developed Markets Index Fund	0234 (Institutional Shares)	2%	Less than 2 months
Vanguard International Explorer TM Fund	0126 (Investor Shares)	2%	Less than 2 months
Vanguard International Growth Fund	0081 (Investor Shares)	2%	Less than 2 months
	0581 (Admiral Shares)
Vanguard International Value Fund	0046 (Investor Shares)	2%	Less than 2 months
Vanguard Materials Index Fund	5481 (Admiral Shares)	2%	Less than 1 year
Vanguard Pacific Stock Index Fund	0072 (Investor Shares)	2%	Less than 2 months
	0572 (Admiral Shares)
	0237 (Institutional Shares)
Vanguard Precious Metals & Mining Fund	0053 (Investor Shares)	1%	Less than 1 year
Vanguard PRIMECAP Fund	0059 (Investor Shares)	1%	Less than 1 year
	0559 (Admiral Shares)
Vanguard PRIMECAP Core Fund	1220 (Investor Shares)	1%	Less than 1 year
Vanguard REIT Index Fund	0123 (Investor Shares)	1%	Less than 1 year
	5123 (Admiral Shares)
	3123 (Institutional Shares)
Vanguard Selected Value Fund	0934 (Investor Shares)	1%	Less than 1 year
Vanguard Tax-Managed Balanced Fund	0103 (Investor Shares)	1%	Less than 5 years
Vanguard Tax-Managed Capital Appreciation Fund	0102 (Investor Shares)	1%	Less than 5 years
	5102 (Admiral Shares)
	0135 (Institutional Shares)
Vanguard Tax-Managed Growth and Income Fund	0101 (Investor Shares)	1%	Less than 5 years
	5101 (Admiral Shares)
	0136 (Institutional Shares)
Vanguard Tax-Managed International Fund	0127 (Investor Shares)	1%	Less than 5 years
	0137 (Institutional Shares)
Vanguard Tax-Managed Small-Cap Fund	0116 (Investor Shares)	1%	Less than 5 years
	0118 (Institutional Shares)
Vanguard Telecommunication Services Index Fund	5488 (Admiral Shares)	2%	Less than 1 year
Vanguard Total International Stock Index Fund	0113 (Investor Shares)	2%	Less than 2 months
Vanguard Utilities Index Fund	5489 (Admiral Shares)	2%	Less than 1 year

*	The availability of funds may vary because of fund openings and closings or changes in minimum initial investments.

EXHIBIT B
VANGUARD EMERGING MARKETS STOCK INDEX FUND
PURCHASE FEE PROCEDURES FOR AGENTS
SERVICING DEFINED CONTRIBUTION PLANS
     1. Beginning on the effective date of this Agreement or a date mutually agreed upon by the parties, the Agent will assess a .5% purchase fee on shares of Vanguard Emerging Markets Stock Index Fund purchased by a Plan participant (the “Purchase Fee”). For purposes of tracking and assessing the Purchase Fee, all participant acquisitions of shares as a result of (a) a purchase or an exchange into Vanguard Emerging Markets Stock Index Fund, (b) a participant-initiated asset transfer into Vanguard Emerging Markets Stock Index Fund, or (c) a participant-initiated rollover into Vanguard Emerging Markets Stock Index Fund shall be considered “purchases” (a “Purchase”).
     2. The following transactions will not be considered Purchases for purposes of these Purchase Fee Procedures:
          (a) Purchases of shares by reinvestment of dividends or capital gains distributions;
          (b) Transfers or re-registrations within the fund; and
          (c) Conversions from one share class to another in the fund.
     3. The Purchase Fee shall be withheld from the settlement of each Purchase of Vanguard Emerging Markets Stock Index Fund shares, and shall be remitted to Vanguard monthly, or more frequently as the parties shall agree, as follows. Purchase Fees due as a result of transactions processed during each calendar month shall be accumulated and remitted via Federal Funds wire received by Vanguard no later than 4:00 p.m. Eastern time on the fifth Business Day of the following calendar month in accordance with the wiring instructions below:

Wire to:	Wachovia Bank NA
Avondale, PA
ABA:	031201467
For Credit to:	Vanguard Cash Mgt. Disbursements Account
Account Number:	2000006155708
     4. On the same Business Day as each wire transfer of Purchase Fees, the Agent shall deliver a communication via e-mail to redemptionfees@vanguard.com indicating the amount of the Purchase Fees remitted, which shall include the following information:
     ➢ 0533 (Fund number)
     ➢ Vanguard Emerging Markets Stock Index Fund (Name)
     ➢ 922042304 (CUSIP)
     ➢ Dollar amount of the Purchase Fee remitted
Each such e-mail shall include the name and telephone number of an Agent contact for purposes of any questions regarding the Purchase Fees remitted.
     5. The Agent agrees to furnish Vanguard with such information as Vanguard may reasonably request from time to time in order for Vanguard to verify the Agent’s compliance with the terms of these procedures, including, without limitation, periodic certifications confirming such compliance. The Agent shall maintain records sufficient to identify the date and time of receipt of all Purchases resulting in Purchase Fees and shall make such records available upon request for examination by Vanguard or its designated representative or, at the written request of Vanguard, by appropriate governmental authorities or self-regulatory organizations.

23 of 36

EXHIBIT C
FREQUENT TRADING POLICY PROCEDURES FOR AGENTS
SERVICING DEFINED CONTRIBUTION PLANS
A. Frequent Trading Policy Procedures
     1. Beginning on the effective date of this Agreement or a date mutually agreed upon by the parties, Plan participants who exchange any amount out of a Vanguard Fund must wait 60 calendar days before exchanging back into the same Vanguard Fund. For purposes of the policy, “exchange out” means a transaction in which proceeds from a redemption of shares of a Vanguard Fund in a Plan are used to purchase another investment offered within the Plan.
     2. This frequent trading policy will not apply to the following:
(a)	The Vanguard money market and short-term bond funds listed below;

(b)	Purchases of shares with Plan participant payroll or employer contributions or loan repayments;

(c)	Distributions, loans, and in-service withdrawals from a Plan;

(d)	Redemptions of shares as part of a Plan termination or at the direction of a Plan;

(e)	Purchases of shares by reinvestment of dividends or capital gains distributions;

(f)	Share or asset transfers or rollovers;

(g)	Individual retirement account conversions and recharacterizations;

(h)	Re-registrations of shares in the same Vanguard Fund;

(i)	Conversions from one share class to another in the same Vanguard Fund;

(j)	Redemptions of shares to pay fund or account fees;

(k)	Transactions in Section 529 College Savings Plan accounts;

(l)	Transactions by certain approved institutional portfolios and asset allocation programs, as well as Vanguard Funds that invest in other Vanguard Funds; and

(m)	VIPER® Shares of any Vanguard Fund.
     3. (a) The Agent agrees that it will provide, not later than five Business Days after receipt of a written request by Vanguard on behalf of a Vanguard Fund, the Taxpayer Identification Number of any or all Plan(s) and/or Plan participant(s) and the amount, date, name of investment professional associated with the Plan or Plan participant (if any), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of such Vanguard Fund held through an account maintained by the Agent during the specific period covered by the request. Unless required by applicable law, rule or regulation. Vanguard and the Vanguard Funds agree not to use the information received under this Section for marketing or any other purpose not related to (i) limiting or reducing abusive trading in shares issued by the Vanguard Funds or (n) collecting purchase or redemption fees (if any).
          (b) The Agent agrees that it will execute written instructions from Vanguard on behalf of a Vanguard Fund, including instructions to restrict or prohibit purchases or exchanges of Vanguard Fund shares in

24 of 36

specific accounts or by or on behalf of specific Plans and/or Plan participants identified by such Vanguard Fund. Any such instructions by Vanguard shall include the Taxpayer Identification Number or equivalent identifying number of the Plan(s) or Plan participants) to which the instructions relate and the specific restriction(s) to be executed. The Agent agrees that it will execute any such instructions as soon as reasonably practicable, but not later than five Business Days after receipt of the instructions by the Agent.
B. Vanguard Funds that are Exempt from the Frequent Trading Policy*

Fund Name	Fund Number(s)
Vanguard Admiral™ Treasury Money Market Fund	0011

Vanguard California Tax-Exempt Money Market Fund	0062

Vanguard Federal Money Market Fund	0033

Vanguard Limited-Term Tax-Exempt Fund	0031 (Investor Shares)
0531 (Admiral Shares)

Vanguard New Jersey Tax-Exempt Money Market Fund	0095

Vanguard New York Tax-Exempt Money Market Fund	0163

Vanguard Ohio Tax-Exempt Money Market Fund	0096

Vanguard Pennsylvania Tax-Exempt Money Market Fund	0063

Vanguard Prime Money Market Fund	0030 (Investor Shares)
0066 (Institutional Shares)

Vanguard Short-Term Bond Index Fund	0132 (Investor Shares)
5132 (Admiral Shares)

Vanguard Short-Term Federal Fund	0049 (Investor Shares)
0549 (Admiral Shares)

Vanguard Short-Term Investment-Grade Fund	0039 ( Investor Shares)
0539 (Admiral Shares)
0858 (Institutional Shares)

Vanguard Short-Term Tax-Exempt Fund	0041 (Investor Shares)
0541 (Admiral Shares)

Vanguard Short-Term Treasury Fund	0032 (Investor Shares)
0532 (Admiral Shares)

Vanguard Tax-Exempt Money Market Fund	0045

Vanguard Treasury Money Market Fund	0050

*	The availability of funds may vary because of fund openings and closings or changes in minimum initial investments.

25 of 36

EXHIBIT D
LARGE TRANSACTION AMOUNTS

	Fund	Ticker	Large Transaction
Fund Name*	Number	Symbol	Amount
Vanguard 500 Index Fund (Investor)	0040	VFINX	$1,000,000
Vanguard 500 Index Fund (Admiral)	0540	VFIAX	1,000,000
Vanguard Admiral Treasury Money Market Fund	0011	VUSXX	25,000,000
Vanguard Asset Allocation Fund (Investor)	0078	VAAPX	3,000,000
Vanguard Asset Allocation Fund (Admiral)	0578	VAARX	3,000,000
Vanguard Balanced Index Fund (Investor)	0002	VBINX	1,000,000
Vanguard Balanced Index Fund (Admiral)	0502	VBIAX	1,000,000
Vanguard Balanced Index Fund (Institutional)	0869	VBAIX	1,000,000
Vanguard California Intermediate-Term Tax-Exempt Fund (Investor)	0100	VCAIX	1,000,000
Vanguard California Intermediate-Term Tax-Exempt Fund (Admiral)	5100	VCADX	1,000,000
Vanguard California Long-Term Tax-Exempt Fund (Investor)	0075	VCITX	1,000,000
Vanguard California Long-Term Tax-Exempt Fund (Admiral)	0575	VCLAX	1,000,000
Vanguard California Tax-Exempt Money Market Fund	0062	VCTXX	1,000,000
Vanguard Calvert Social Index Fund (Investor)	0213	VCSIX	100,000
Vanguard Calvert Social Index Fund (Institutional)	0223	VCSNX	100,000
Vanguard Capital Opportunity Fund (Investor)	0111	VHCOX	250,000
Vanguard Capital Opportunity Fund (Admiral)	5111	VHCAX	250,000
Vanguard Capital Value Fund	0328	VCVLX	500,000
Vanguard Consumer Discretionary Index Fund (Admiral)	5483	VCDAX	100,000
Vanguard Consumer Staples Index Fund (Admiral)	5484	VCSAX	100,000
Vanguard Convertible Securities Fund	0082	VCVSX	250,000
Vanguard Developed Markets Index Fund	0227	VDMIX	250,000
Vanguard Diversified Equity Fund	0608	VDEQX	25,000
Vanguard Dividend Growth Fund	0057	VDIGX	1,000,000
Vanguard Emerging Markets Stock Index Fund (Investor)	0533	VEIEX	250,000
Vanguard Emerging Markets Stock Index Fund (Institutional)	0239	VEMIX	250,000
Vanguard Energy Fund (Investor)	0051	VGENX	500,000
Vanguard Energy Fund (Admiral)	0551	VGELX	500,000
Vanguard Energy Index Fund (Admiral)	5480	VENAX	100,000
Vanguard Equity Income Fund (Investor)	0065	VEIPX	2,000,000
Vanguard Equity Income Fund (Admiral)	0565	VEIRX	2,000,000
Vanguard European Stock Index Fund (Investor)	0079	VEURX	250,000
Vanguard European Stock Index Fund (Admiral)	0579	VEUSX	250,000
Vanguard European Stock Index Fund (Institutional)	0235	VESIX	250,000
Vanguard Explorer Fund (Investor)	0024	VEXPX	5,000,000
Vanguard Explorer Fund (Admiral)	5024	VEXRX	5,000,000
Vanguard Extended Market Index Fund (Investor)	0098	VEXMX	1,000,000
Vanguard Extended Market Index Fund (Admiral)	0598	VEXAX	1,000,000
Vanguard Extended Market Index Fund (Institutional)	0856	VIEIX	1,000,000
Vanguard Federal Money Market Fund	0033	VMFXX	25,000,000
Vanguard Florida Long-Term Tax-Exempt Fund (Investor)	0018	VFLTX	1,000,000
Vanguard Florida Long-Term Tax-Exempt Fund (Admiral)	0518	VFLRX	1,000,000
Vanguard Global Equity Fund	0129	VHGEX	500,000
Vanguard GNMA Fund (Investor)	0036	VFILX	10,000,000
Vanguard GNMA Fund (Admiral)	0536	VFIJX	10,000,000
Vanguard Growth and Income Fund (Investor)	0093	VQNPX	1,000,000
Vanguard Growth and Income Fund (Admiral)	0593	VGIAX	1,000,000

26 of 36

	Fund	Ticker	Large Transaction
Fund Name*	Number	Symbol	Amount
Vanguard Growth Index Fund (Investor)	0009	VIGRX	1,000,000
Vanguard Growth Index Fund (Admiral)	0509	VIGAX	1,000,000
Vanguard Growth Index Fund (Institutional)	0868	VIGIX	1,000,000
Vanguard Health Care Fund (Investor)	0052	VGHCX	10,000,000
Vanguard Health Care Fund (Admiral)	0552	VGHAX	10,000,000
Vanguard Health Care Index Fund (Admiral)	5485	VHCIX	100,000
Vanguard High-Yield Corporate Fund (Investor)	0029	VWEHX	5,000,000
Vanguard High-Yield Corporate Fund (Admiral)	0529	VWEAX	5,000,000
Vanguard High-Yield Tax-Exempt Fund (Investor)	0044	VWAHX	1,000,000
Vanguard High-Yield Tax-Exempt Fund (Admiral)	5044	VWALX	1,000,000
Vanguard Industrials Index Fund (Admiral)	5482	VINAX	100,000
Vanguard Inflation-Protected Securities Fund (Investor)	0119	VIPSX	1,000,000
Vanguard Inflation-Protected Securities Fund (Admiral)	5119	VAIPX	1,000,000
Vanguard Inflation-Protected Securities Fund (Institutional)	1190	VIPIX	1,000,000
Vanguard Information Technology Index Fund (Admiral)	5487	VITAX	100,000
Vanguard Institutional Developed Markets Index Fund	0234	VIDMX	250,000
Vanguard Institutional Index Fund (Institutional)	0094	VINIX	1,000,000
Vanguard Institutional Index Fund (Institutional Plus)	0854	VIIIX	1,000,000
Vanguard Institutional Total Bond Market Index Fund	0337	VITBX	300,000
Vanguard Institutional Total Stock Market Index Fund (Institutional)	0870	VITNX	500,000
Vanguard Institutional Total Stock Market Index Fund (Institutional Plus)	0871	VITPX	500,000
Vanguard Insured Long-Term Tax-Exempt Fund (Investor)	0058	VILPX	1,000,0000
Vanguard Insured Long-Term Tax-Exempt Fund (Admiral)	0558	VILQX	1,000,000
Vanguard Intermediate-Term Bond Index Fund (Investor)	0314	VBIIX	1,000,000
Vanguard Intermediate-Term Bond Index Fund (Admiral)	5314	VBILX	1,000,000
Vanguard Intermediate-Term Investment-Grade Fund (Investor)	0071	VFICX	1,000,000
Vanguard Intermediate-Term Investment-Grade Fund (Admiral)	0571	VFIDX	1,000,000
Vanguard Intermediate-Term Tax-Exempt Fund (Investor)	0042	VWITX	1,000,000
Vanguard Intermediate-Term Tax-Exempt Fund (Admiral)	0542	VWIUX	1,000,000
Vanguard Intermediate-Term Treasury Fund (Investor)	0035	VFITX	1,000,000
Vanguard Intermediate-Term Treasury Fund (Admiral)	0535	VFIUX	1,000,000
Vanguard International Explorer Fund	0126	VINEX	1,000,000
Vanguard International Growth Fund (Investor)	0081	VWIGX	5,000,000
Vanguard International Growth Fund (Admiral)	0581	VWILX	5,000,000
Vanguard International Value Fund	0046	VTRIX	3,000,000
Vanguard Large-Cap Index Fund (Investor)	0307	VLACX	100,000
Vanguard Large-Cap Index Fund (Admiral)	5307	VLCAX	100,000
Vanguard Large-Cap Index Fund (Institutional)	0807	VLISX	100,000
Vanguard LifeStrategy Conservative Growth Fund	0724	VSCGX	1,000,000
Vanguard LifeStrategy Growth Fund	0122	VASGX	1,000,000
Vanguard LifeStrategy Income Fund	0723	VASIX	500,000
Vanguard LifeStrategy Moderate Growth Fund	0914	VSMGX	1,000,000
Vanguard Limited-Term Tax-Exempt Fund (Investor)	0031	VMLTX	1,000,000
Vanguard Limited-Term Tax-Exempt Fund (Admiral)	0531	VMLUX	1,000,000
Vanguard Long-Term Bond Index Fund	0522	VBLTX	200,000
Vanguard Long-Term Investment-Grade Fund (Investor)	0028	VWESX	5,000,000
Vanguard Long-Term Investment-Grade Fund (Admiral)	0568	VWETX	5,000,000
Vanguard Long-Term Tax-Exempt Fund (Investor)	0043	VWLTX	1,000,000
Vanguard Long-Term Tax-Exempt Fund (Admiral)	0543	VWLUX	1,000,000
Vanguard Long-Term Treasury Fund (Investor)	0083	VUSTX	1,000,000
Vanguard Long-Term Treasury Fund (Admiral)	0583	VUSUX	1,000,000
Vanguard Massachusetts Tax-Exempt Fund	0168	VMATX	500,000
Vanguard Materials Index Fund (Admiral)	5481	VMIAX	100,000

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	Fund	Ticker	Large Transaction
Fund Name*	Number	Symbol	Amount
Vanguard Mid-Cap Growth Fund	0301	VMGRX	50,000
Vanguard Mid-Cap Index Fund (Admiral)	5859	VIMAX	500,000
Vanguard Mid-Cap Index Fund (Institutional)	0864	VMCIX	500,000
Vanguard Morgan Growth Fund (Investor)	0026	VMRGX	5,000,000
Vanguard Morgan Growth Fund (Admiral)	0526	VMRAX	5,000,000
Vanguard New Jersey Long-Term Tax-Exempt Fund (Investor)	0014	VNJTX	1,000,000
Vanguard New Jersey Long-Term Tax-Exempt Fund (Admiral)	0514	VNJUX	1,000,000
Vanguard New Jersey Tax-Exempt Money Market Fund	0095	VNJXX	1,000,000
Vanguard New York Long-Term Tax-Exempt Fund (Investor)	0076	VNYTX	1,000,000
Vanguard New York Long-Term Tax-Exempt Fund (Admiral)	0576	VNYUX	1,000,000
Vanguard New York Tax-Exempt Money Market Fund	0163	VYFXX	1,000,000
Vanguard Ohio Long-Term Tax-Exempt Fund	0097	VOHIX	500,000
Vanguard Ohio Tax-Exempt Money Market Fund	0096	VOHXX	1,000,000
Vanguard Pacific Stock Index Fund (Investor)	0072	VPACX	100,000
Vanguard Pacific Stock Index Fund (Admiral)	0572	VPADX	100,000
Vanguard Pacific Stock Index Fund (Institutional)	0237	VPKLX	100,000
Vanguard Pennsylvania Long-Term Tax-Exempt Fund (Investor)	0077	VPAIX	1,000,000
Vanguard Pennsylvania Long-Term Tax-Exempt Fund (Admiral)	0577	VPALX	1,000,000
Vanguard Pennsylvania Tax-Exempt Money Market Fund	0063	VPTXX	1,000,000
Vanguard Precious Metals & Mining Fund	0053	VGPMX	1,000,000
Vanguard Prime Money Market Fund	0030	VMMXX	25,000,000
Vanguard Prime Money Market Fund (Institutional)	0066	VMRXX	25,000,000
Vanguard PRIMECAP Core Fund	1220	VPCCX	100,000
Vanguard PRIMECAP Fund (Investor)	0059	VPMCX	500,000
Vanguard PRIMECAP Fund (Admiral)	0559	VPMAX	500,000
Vanguard REIT Index Fund (Investor)	0123	VGSLX	500,000
Vanguard REIT Index Fund (Admiral)	5123	VGSLX	500,000
Vanguard REIT Index Fund (Institutional)	3123	VGSNX	500,000
Vanguard Selected Value Fund	0934	VASVX	1,000,000
Vanguard Short-Term Bond Index Fund (Investor)	0132	VBISX	2,000,000
Vanguard Short-Term Bond Index Fund (Admiral)	5132	VBIRX	2,000,000
Vanguard Short-Term Federal Fund (Investor)	0049	VSGBX	1,000,000
Vanguard Short-Term Federal Fund (Admiral)	0549	VSGDX	1,000,000
Vanguard Short-Term Investment-Grade Fund (Investor)	0039	VFSTX	1,000,000
Vanguard Short-Term Investment-Grade Fund (Admiral)	0539	VFSUX	1,000,000
Vanguard Short-Term Investment-Grade Fund (Institutional)	0858	VFSIX	1,000,000
Vanguard Short-Term Tax-Exempt Fund (Investor)	0041	VWSTX	1,000,000
Vanguard Short-Term Tax-Exempt Fund (Admiral)	0541	VWSUX	1,000,000
Vanguard Short-Term Treasury Fund (Investor)	0032	VFISX	1,000,000
Vanguard Short-Term Treasury Fund (Admiral)	0532	VFIRX	1,000,000
Vanguard Small-Cap Growth Index Fund	0861	VISGX	500,000
Vanguard Small-Cap Growth Index Fund (Institutional)	0866	VSGIX	500,000
Vanguard Small-Cap Index Fund (Investor)	0048	NAESX	1,000,000
Vanguard Small-Cap Index Fund (Admiral)	0548	VSMAX	1,000,000
Vanguard Small-Cap Index Fund (Institutional)	0857	VSCIX	1,000,000
Vanguard Small-Cap Value Index Fund	0860	VISVX	500,000
Vanguard Small-Cap Value Index Fund (Institutional)	0865	VSIIX	500,000
Vanguard STAR Fund	0056	VGSTX	10,000,000
Vanguard Strategic Equity Fund	0114	VSEQX	500,000
Vanguard Target Retirement Income Fund	0308	VTINX	500,000
Vanguard Target Retirement 2005 Fund	0302	VTOVX	500,000
Vanguard Target Retirement 2015 Fund	0303	VTXVX	500,000
Vanguard Target Retirement 2025 Fund	0304	VTTVX	500,000
Vanguard Target Retirement 2035 Fund	0305	VTTHX	500,000

	Fund	Ticker	Large Transaction
Fund Name*	Number	Symbol	Amount
Vanguard Target Retirement 2045 Fund	0306	VTIVX	500,000
Vanguard Tax-Managed Balanced Fund	0103	VTMFX	100,000

28 of 36

	Fund	Ticker	Large Transaction
Fund Name*	Number	Symbol	Amount
Vanguard Tax-Managed Capital Appreciation Fund (Investor)	0102	VMCAX	500,000
Vanguard Tax-Managed Capital Appreciation Fund (Admiral)	5102	VTCLX	500,000
Vanguard Tax-Managed Capital Appreciation Fund (Institutional)	0135	VTCIX	500,000
Vanguard Tax-Managed Growth & Income Fund (Investor)	0101	VTGIX	500,000
Vanguard Tax-Managed Growth & Income Fund (Admiral)	5101	VTGLX	500,000
Vanguard Tax-Managed Growth & Income Fund (Institutional)	0136	VTMIX	500,000
Vanguard Tax-Managed International Fund (Investor)	0127	VTMGX	250,000
Vanguard Tax-Managed International Fund (Institutional)	0137	VTMNX	250,000
Vanguard Tax-Managed Small-Cap Fund (Investor)	0116	VTMSX	500,000
Vanguard Tax-Managed Small-Cap Fund (Institutional)	0118	VTSIX	500,000
Vanguard Telecommunication Services Index Fund (Admiral)	5488	VTCAX	100,000
Vanguard Total Bond Market Index Fund (Investor)	0084	VBMFX	5,000,000
Vanguard Total Bond Market Index Fund (Admiral)	0584	VBTLX	5,000,000
Vanguard Total Bond Market Index Fund (Institutional)	0222	VBTIX	5,000,000
Vanguard Total International Stock Index Fund	0113	VGTSX	250,000
Vanguard Total Stock Market Index Fund (Investor)	0085	VTSMX	1,000,000
Vanguard Total Stock Market Index Fund (Admiral)	0585	VTSAX	1,000,000
Vanguard Total Stock Market Index Fund (Institutional)	0855	VITSX	1,000,000
Vanguard Treasury Money Market Fund	0050	VMPXX	25,000,000
Vanguard U.S. Growth Fund (Investor)	0023	VWUSX	7,000,000
Vanguard U.S. Growth Fund (Admiral)	0523	VWUAX	7,000,000
Vanguard U.S. Value Fund	0124	VUVLX	5,000,000
Vanguard Utilities Index Fund (Admiral)	5489	VUIAX	100,000
Vanguard Value Index Fund (Investor)	0006	VIVAX	1,000,000
Vanguard Value Index Fund (Admiral)	0506	VVIAX	1,000,000
Vanguard Value Index Fund (Institutional)	0867	VIVIX	1,000,000
Vanguard Wellesley Income Fund (Investor)	0027	VWINX	5,000,000
Vanguard Wellesley Income Fund (Admiral)	0527	VWIAX	5,000,000
Vanguard Wellington Fund (Investor)	0021	VWELX	10,000,000
Vanguard Wellington Fund (Admiral)	0521	VWENX	10,000,000
Vanguard Windsor Fund (Investor)	0022	VWNDX	10,000,000
Vanguard Windsor Fund (Admiral)	5022	VWNEX	10,000,000
Vanguard Windsor II Fund (Investor)	0073	VWNFX	10,000,000
Vanguard Windsor II Fund (Admiral)	0573	VWNAX	10,000,000

*	The availability of funds may vary because of fund openings and closings or changes in minimum initial investments.

29 of 36

EXHIBIT E
ADMIRAL SHARES ELIGIBILITY REQUIREMENTS FOR AGENTS
SERVICING DEFINED CONTRIBUTION PLANS
Vanguard Funds offering Admiral Shares*:

Fund Number	Fund Name	Ticker Symbol
540	Vanguard 500 Index Fund	VFIAX
578	Vanguard Asset Allocation Fund	VAARX
502	Vanguard Balanced Index Fund	VBIAX
5100	Vanguard California Intermediate-Term Tax-Exempt Fund	VCADX
575	Vanguard California Long- Term Tax-Exempt Fund	VCLAX
5111	Vanguard Capital Opportunity Fund	VHCOX
5483	Vanguard Consumer Discretionary Index Fund	VCD AX
5484	Vanguard Consumer Staples Index Fund	VCSAX
551	Vanguard Energy Fund	VGELX
5480	Vanguard Energy Index Fund	VENAX
565	Vanguard Equity Income Fund	VEIRX
579	Vanguard European Stock Index Fund	VEUSX
5024	Vanguard Explorer Fund	VEXRX
598	Vanguard Extended Market Index Fund	VEXAX
5486	Vanguard Financials Index Fund	VFAIX
518	Vanguard Florida Long-Term Tax-Exempt Fund	VFLRX
536	Vanguard GNMA Fund	VFIJX
593	Vanguard Growth and Income Fund	VGIAX
509	Vanguard Growth Index Fund	VIGAX
552	Vanguard Health Care Fund	VGHAX
5485	Vanguard Health Care Index Fund	VHCIX
529	Vanguard High- Yield Corporate Fund	VWEAX
5044	Vanguard High- Yield Tax-Exempt Fund	VWALX
5482	Vanguard Industrials Index Fund	VINAX
5119	Vanguard Inflation-Protected Securities Fund	VAIPX
5487	Vanguard Information Technology Index Fund	VITAX
558	Vanguard Insured Long-Term Tax-Exempt Fund	VILQX
5314	Vanguard Intermediate-Term Bond Index Fund	VBILX
571	Vanguard Intermediate- Term Investment-Grade Fund	VFIDX
542	Vanguard Intermediate-Term Tax-Exempt Fund	VWIUX
535	Vanguard Intermediate-Term Treasury’ Fund	VFIUX
581	Vanguard International Growth Fund	VWILX
5307	vanguard Large-Cap Index Fund	VLCAX
531	Vanguard Limited-Term Tax-Exempt Fund	VMLUX
568	Vanguard Long-Term Investment-Grade Fund	VWETX
543	Vanguard Long-Term Tax-exempt Fund	VWLUX
583	Vanguard Long-Term Treasury Fund	VUSUX
5481	Vanguard Materials Index Fund	VMIAX
5859	Vanguard Mid-Cap Index Fund	VIMAX
526	Vanguard Morgan Growth Fund	VMRAX
514	Vanguard New Jersey Long-Term Tax -Exempt Fund	VNJUX
576	Vanguard New York Long-Term Tax-Exempt Fund	VNYUX
572	Vanguard Pacific Stock Index Fund	VPADX
577	Vanguard Pennsylvania Long-Term Tax-Exempt Fund	VPALX
559	Vanguard PRIMECAP Fund	VPMAX
5123	Vanguard REIT Index Fund	VGSLX

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Fund Number	Fund Name	Ticker Symbol
5132	Vanguard Short- Term Bond Index Fund	VBIRX
549	Vanguard Short-Term Federal Fund	VSGDX
539	Vanguard Short- Term Investment-Grade Fund	VFSUX
541	Vanguard Short-Term Tax-Exempt Fund	VWSUX
532	Vanguard Short- Term Treasury Fund	VFIRX
548	Vanguard Small-Cap Index Fund	VSMAX
5102	Vanguard Tax-Managed Capital Appreciation Fund	VTCLX
5101	Vanguard Tax-Managed Growth and Income Fund	VTGLX
584	Vanguard Total Bond Market Index Fund	VBTLX
585	Vanguard Total Stock Market Index Fund	VTSAX
523	Vanguard U.S. Growth Fund	VWUAX
5489	Vanguard Utilities Index Fund	VUIAX
506	Vanguard Value Index Fund	VVIAX
527	Vanguard Wellesley Income Fund	VWIAX
521	Vanguard Wellington Fund	VWENX
5022	Vanguard Windsor Fund	VWNEX
573	Vanguard Windsor II Fund	V'WNAX

*	The availability of funds may vary because of fund openings and closings or changes in minimum initial investments.
Admiral Shares Eligibility Requirements
     (a) For each Vanguard Fund, all purchases of Admiral Shares and any conversions from the Investor class of shares (“Investor Shares”) to Admiral Shares must be attributable to a Plan that has, or immediately after the transaction will have, a minimum of $100,000 invested in the Vanguard Fund through the Agent (a “Qualifying Plan”);
     (b) Assets beneficially owned by multiple Plans may not be aggregated to meet the $100,000 minimum investment, except as approved by Vanguard in accordance with criteria established by Vanguard;
     (c) Assets beneficially owned by a Plan in the same Fund through multiple accounts may not be aggregated to meet the $100,000 minimum investment, except as approved by Vanguard in accordance with criteria established by Vanguard;
     (d) Agents seeking Admiral Shares for other account arrangements should contact Vanguard for eligibility requirements;
     (e) The Agent shall request a purchase of Admiral Shares, or a conversion from Investor Shares to Admiral Shares, on behalf of a Qualifying Plan by providing a written notification to Vanguard identifying the Qualifying Plan and the value of shares held in the relevant Vanguard Fund offering Admiral Shares; and
     (f) In the event that a Plan holding Admiral Shares through the Agent no longer meets the $100,000 minimum or no longer satisfies Vanguard’s criteria for aggregation, the Agent will immediately direct Vanguard to reclassify the appropriate amount of assets from Admiral Shares to Investor Shares within the Agent’s Vanguard accounts. In addition, Vanguard may, without direction from the Agent, reclassify the appropriate amount of assets from Admiral Shares to Investor Shares within the Agent’s Vanguard accounts, or exercise any other rights set forth in the applicable Vanguard Fund’s prospectus, with respect to a Plan holding Admiral Shares through the Agent that no longer meets the $100,000 minimum or no longer satisfies Vanguard’s criteria for aggregation.

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EXHIBIT F
INSTITUTIONAL AND INSTITUTIONAL PLUS SHARES
ELIGIBILITY REQUIREMENTS FOR AGENTS
SERVICING DEFINED CONTRIBUTION PLANS
Vanguard Funds offering Institutional Shares:*

Fund Number	Fund Name	Ticker Symbol
869	Vanguard Balanced Index Fund	VBAIX
223	Vanguard Calvert Social Index Fund	VCSNX
239	Vanguard Emerging Markets Stock Index Fund	VEMIX
235	Vanguard European Stock Index Fund	VESIX
856	Vanguard Extended Market Index Fund	VIEIX
868	Vanguard Growth Index Fund	VIGIX
1190	Vanguard Inflation-Protected Securities Fund	VIPIX
234	Vanguard Institutional Developed Markets Index Fund	VIDMX
94	Vanguard Institutional Index Fund	VINIX
337	Vanguard Institutional Total Bond Market Index Fund	VITBX
870	Vanguard Institutional Total Stock Market Index Fund	VITNX
807	Vanguard Large-Cap Index Fund	VLISX
864	Vanguard Mid-Cap Index Fund	VMCIX
237	Vanguard Pacific Stock Index Fund	VPKIX
66	Vanguard Prime Money Market Fund	VMRXX
3123	Vanguard REIT Index Fund	VGSNX
858	Vanguard Short- Term Investment-Grade Fund	VFSIX
866	Vanguard Small-Cap Growth Index Fund	VSGIX
857	Vanguard Small-Cap Index Fund	VSCIX
865	Vanguard Small-Cap Value Index Fund	VSIIX
135	Vanguard Tax-Managed Capital Appreciation Fund	VTCIX
136	Vanguard Tax-Managed Growth and Income Fund	VTMIX
137	Vanguard Tax-Managed International Fund	VTMNX
118	Vanguard Tax-Managed Small-Cap Fund	VTSIX
222	Vanguard Total Bond Market Index Fund	VBTIX
855	Vanguard Total Stock Market Index Fund	VITSX
867	Vanguard Value Index Fund	VIVIX

*	The availability of funds may vary because of fund openings and closings or changes in minimum initial investments.
Institutional Shares Eligibility Requirements
     (a) For each Vanguard Fund, all purchases of Institutional Shares and any conversions from the Investor class of shares (“Investor Shares”) or Admiral Shares to Institutional Shares must be attributable to a Plan that has, or immediately after the transaction will have, a minimum of $5,000,000** invested in the Vanguard Fund through the Agent (an “‘Institutional Qualifying Plan”):
     (b) Assets beneficially owned by multiple Plans may not he aggregated to meet the $5.000.000** minimum investment, except as approved by Vanguard in accordance with criteria established by Vanguard;
     (c) Assets beneficially owned by a Plan in the same Fund through multiple accounts may not be aggregated to meet the $5.000,000** minimum investment, except as approved by Vanguard in accordance with criteria established by Vanguard:
     (d) Agents seeking Institutional Shares for other account arrangements should contact Vanguard for eligibility requirements;

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     (e) The Agent shall request a purchase of Institutional Shares, or a conversion from Investor Shares or Admiral Shares to Institutional Shares, on behalf of an Institutional Qualifying Plan by providing a written notification to Vanguard identifying the Institutional Qualifying Plan and the value of shares held in the relevant Vanguard Fund offering Institutional Shares: and
     (f) In the event that a Plan holding Institutional Shares through the Agent no longer meets the $5,000,000** minimum or no longer satisfies Vanguard’s criteria for aggregation, the Agent will immediately direct Vanguard to reclassify the appropriate amount of assets from Institutional Shares to Admiral Shares or Investor Shares, as appropriate, within the Agent’s Vanguard accounts. In addition, Vanguard may, without direction from the Agent, reclassify the appropriate amount of assets from Institutional Shares to Admiral Shares or Investor Shares, as appropriate, within the Agent’s Vanguard accounts, or exercise any other rights set forth in the applicable Vanguard Fund’s prospectus with respect to a Plan holding Institutional Shares through the Agent that no longer meets the $5,000,000** minimum or no longer satisfies Vanguard’s criteria for aggregation.

**	Required minimum for Vanguard Short-Term Investment-Grade Fund Institutional Shares is $50.000,000; for Vanguard Institutional Total Bond Market Index Fund Institutional Shares, $100,000,000; and for Vanguard Institutional Total Stock Market Index Fund Institutional Shares, $100,000,000.
Vanguard Funds offering Institutional Plus Shares:

Fund Number	Fund Name	Ticker Symbol
854	Vanguard Institutional Index Fund	VIIIX
871	Vanguard Institutional Total Stock Market Index Fund	VITPX
Institutional Plus Shares Eligibility Requirements
     (a) For each Vanguard Fund, all purchases of Institutional Plus Shares and any conversions from any other class of shares to Institutional Plus Shares must be attributable to a Plan that has, or immediately after the transaction will have, the minimum amount specified in the relevant Vanguard Fund’s Institutional Plus Shares prospectus invested in the Vanguard Fund through the Agent (an “Institutional Plus Qualifying Plan”);
     (b) Assets beneficially owned by multiple Plans may not be aggregated to meet the required investment minimum, except as approved by Vanguard in accordance with criteria established by Vanguard;
     (c) Assets beneficially owned by a Plan in the same Fund through multiple accounts may not be aggregated to meet the required investment minimum, except as approved by Vanguard in accordance with criteria established by Vanguard;
     (d) Agents seeking Institutional Plus Shares for other account arrangements should contact Vanguard for eligibility requirements;
     (e) The Agent shall request a purchase of Institutional Plus Shares, or a conversion from any other class of shares to Institutional Plus Shares, on behalf of an Institutional Plus Qualifying Plan by providing a written notification to Vanguard identifying the Institutional Plus Qualifying Plan and the value of shares held in the relevant Vanguard Fund offering Institutional Plus Shares: and
     (f) In the event that a Plan holding Institutional Plus Shares through the Agent no longer meets the required investment minimum or no longer satisfies Vanguard’s criteria for aggregation, the Agent will immediately direct Vanguard to reclassify the appropriate amount of assets from Institutional Plus Shares to Institutional Shares, Admiral Shares, or Investor Shares, as appropriate, within the Agent’s Vanguard accounts. In addition. Vanguard may, without direction from the Agent, reclassify the appropriate amount of assets from Institutional Plus Shares to Institutional Shares, Admiral Shares or Investor Shares, as appropriate, within the Agent’s Vanguard accounts, or exercise any other rights set forth in the applicable Vanguard Fund’s prospectus with respect to a Plan holding Institutional Plus Shares through the Agent that no longer meets the required investment minimum or no longer satisfies Vanguard’s criteria for aggregation.

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EXHIBIT G
CONTINGENCY PROCEDURES
     If the Agent is unable to transmit Orders to Vanguard through the DV Platform, the following procedures shall be followed:
     1. The Agent will notify Vanguard’s Support Center of the contingency situation by calling (800) 950- 6667 and obtaining a problem ticket number.
     2. The Agent will notify Recordkeeper Hotline of the contingency situation by leaving a voice mail message at (610) 669-3374.
     3. The Agent will fax the Orders by 6:00 a.m. Eastern time to the following Vanguard departments at the numbers listed below:
(a)	IIC-Money Movement Unit (610) 669-8930

(b)	IAM-Daily Valuation Unit (610) 669-4637
     4. Vanguard cannot guarantee trade date commitments if the Orders are not received by 6:00 a.m. Eastern time in good order. “Good order” shall mean that the following information is on the fax Order instructions:
➢	Agent name

➢	Plan name

➢	Contact name

➢	Contact phone number between 6 a.m. and 9 a.m. Eastern time

➢	Current date

➢	Trade date

➢	Vanguard fund number

➢	Vanguard account number

➢	Purchase, redemption, rebalance redemption, rebalance purchase amount

➢	Purchase total, redemption total, rebalance redemption total, rebalance purchase total

➢	Total number of pages faxed, total number of trades submitted, total dollar amount of purchases submitted and total dollar amount of redemptions submitted (or net dollar amount of trades submitted).

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SECOND AMENDMENT TO THE DAILY VALUATION AGENCY AGREEMENT
          THIS AMENDMENT, dated as of August 13, 2010, amends that certain Daily Valuation Agency Agreement dated March 22, 2006, as previously amended (the “Agreement”) by and between The Vanguard Group, Inc. (“Vanguard”) and Diversified Investment Advisors, Inc. (the “Agent”).
          WHEREAS, the parties to the Agreement desire to amend the Agreement in order to provide for certain trading on behalf of the Agent’s affiliated insurance companies, Transamerica Life Insurance Company and Transamerica Financial Life Insurance Company;
          WHEREAS, the parties hereto desire to make certain other amendments to the Agreement as set forth herein; and
          WHEREAS, any capitalized terms set forth in this Amendment that are not otherwise defined shall have the meanings assigned to them in the Agreement.
          NOW THEREFORE, the parties hereto hereby amend the Agreement in the following form:
1.	The Agreement is hereby amended by adding the following new Section 1(f):

(f) Separate Account Recordkeeping. From time to time, the Agent’s affiliated insurance companies, Transamerica Financial Life Insurance Company, an Iowa insurance company (“TLIC”), and Transamerica Financial Life Insurance Company, a New York insurance company (“TFLIC”), may make available to the Plans group variable annuity contracts funded by separate accounts of TLIC and/or TFLIC that invest in shares of a Vanguard Fund (the “Separate Accounts”). Such Separate Accounts are an investment option made available to participants and beneficiaries under the Plans. Agent, as part of its participant accounting, record-keeping and administrative services on behalf of the Plans, shall accept authorized instructions pursuant to Section 1(b) to contribute or withdraw assets from the Separate Accounts. Agent, as part of its recordkeeping and administrative responsibilities under this Section 1, shall aggregate the transactions in the Separate Accounts and transmit such instructions to the Vanguard Funds as an aggregate plan-level trade from TLIC and/or TFLIC, as applicable. All other terms and conditions applicable to the Agent under the terms of the Agreement shall apply to such transactions from the Separate Accounts.

2.	Section 10(c) is hereby deleted in its entirety and replaced with the following new Section 10(c):

Diversified may prepare communications or disclosure materials (the “Materials”), based on a Vanguard Fund’s current prospectus and information supplied by national third party data providers and Vanguard under Section 10(a) above, for participants and beneficiaries of Plans that describe such Vanguard Fund in a format similar to that used for the other investment options offered by the Plans. With regard to any such communications or disclosure material prepared by the Agent, the Agent shall bear the sole responsibility for complying with the content, approval, filing, and recordkeeping requirements of NASD Conduct Rule 2210, if and to the extent applicable. The Agent may use, and Vanguard authorizes the Agent to use, the names or other identifying marks of, and certain information about, Vanguard and Vanguard Funds (collectively, the “Vanguard Marks”)

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in the Materials. Notwithstanding the foregoing, the Agent acknowledges and agrees to the following: (i) the Agent shall not alter or modify the Vanguard Marks without Vanguard’s express prior written approval; (ii) the Agent shall use the Vanguard Marks only in the form and manner, and with all legends and notices, as specified by Vanguard, which Vanguard may periodically modify; (iii) the Agent shall use the Marks only for the purposes as described in this Agreement; and (iv) the Agent shall not engage, participate or otherwise become involved in any activity that dilutes, diminishes or tarnishes the reputation of the Vanguard Marks. The Agent acknowledges and agrees that Vanguard is the sole and exclusive owner of all right, title and interest in and to the Vanguard Marks. At the reasonable request of Vanguard, the Agent will provide Vanguard with a copy of the Materials showing use of the Vanguard Marks. Vanguard may withdraw the authorization granted in this Section 10(c) as to any particular use of the Vanguard Marks at any time if any of the Vanguard Funds cease to be available to Plans through the Agent or upon termination or expiration of this Agreement for any reason whatsoever. Upon such withdrawal of authorization, the Agent immediately will cease all use of the Vanguard Marks in any form or media and destroy all Materials containing the Vanguard Marks.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

4.	The Agreement, as amended, shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first written above.

THE VANGUARD GROUP, INC.		DIVERSIFIED INVESTMENT
ADVISORS, INC.

By:	/s/ Jack Brod	By:	Elizabeth L. Belanger

Name:	Jack Brod	Name:	Elizabeth Belanger

Title:	Principal	Title:	Vice President

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